Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Knoll, Inc. 2021 Stock Incentive Plan, Amended and Restated Knoll, Inc. 2018 Stock Incentive Plan, Amended and Restated Knoll, Inc. 2013 Stock Incentive Plan, and Amended and Restated Knoll, Inc. 2010 Stock Incentive Plan of our report dated July 30, 2019, with respect to the consolidated financial statements of Herman Miller Inc. for the two fiscal years in the period ended June 1, 2019 included in its Annual Report (Form 10-K) for the fiscal year ended May 30, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Grand Rapids, Michigan
July 19, 2021